Exhibit 10.1

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT is made as of the 26th day of September, 2013, between SCHOLASTIC CORPORATION, a Delaware corporation with its principal offices at 557 Broadway, New York, NY 10012 (the “Company”), and Maureen O’Connell (“Executive”), residing at 154 Weaver Street, Greenwich, CT 06831.

WITNESSETH THAT:

WHEREAS, this Agreement is intended to specify the financial arrangements that the Company will provide to Executive upon Executive’s separation from employment with the Company and all subsidiaries of the Company under any of the circumstances described herein.

NOW, THEREFORE, to assure the Company that it will have the continued dedication of Executive notwithstanding the possibility or occurrence of any of the events specified herein, and to induce Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and Executive agree as follows:

1. Termination of Employment.

(a) The Company shall have the right to terminate Executive from employment with the Company at any time for “Cause” (as hereinafter defined), by written notice to Executive specifying the particulars of the conduct of Executive forming the basis for such termination, such termination to be effective on the 30th day following receipt of the notice by Executive if Executive has not cured the conduct (if subject to a cure) identified in such notice to the Company’s reasonable satisfaction.

(b) The Company shall have the right to terminate Executive’s employment without Cause at any time, and Executive shall have the right to terminate her employment for “Good Reason” (as hereinafter defined) within the six month period following the first occurrence of a Good Reason event pursuant to Section 2(a), if the Company shall not have cured the Good Reason event within the time period set forth in Section 2(a), and, upon any such termination, Executive shall be entitled to the benefits provided in Section 4(a).

2. Definitions.

(a) “Good Reason” shall mean the occurrence of any of the following events, without the consent of Executive, provided that Executive has provided written notice to the Company within ninety (90) days of the first occurrence of such event and the Company has failed to cure (if the event or circumstance is subject to cure) such event within thirty (30) days after the date of such written notice:

(i) a material diminution of Executive’s title (currently, Executive Vice President/Chief Administrative Officer/Chief Financial Officer), authority, employment duties or responsibilities, which shall include but not be limited to a material diminution in Executive’s direct report authority (by way of example only, a removal of a department, a change from sole direct report authority over a department to sharing such direct report authority, or the removal or reassignment of a significant number of individuals over whom the Executive has direct authority unless Executive agrees in writing to such changes);

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(ii) a material reduction by the Company in Executive’s base salary or target bonus opportunity or in other benefits customarily made available to the most senior executive officers of the Company (other than the Chief Executive Officer); provided, however, that if substantially similar changes are contemporaneously made to the base salaries, target bonus opportunities or benefits of all of the most senior executive officers of the MEC of the Company (other than the Chief Executive Officer) such changes shall not be considered “Good Reason”;

(iii) Executive no longer reports directly and solely to Richard Robinson as the Chief Executive Officer of the Company, or Richard Robinson ceases to be the Chief Executive Officer of the Company or

(iv) a material change in the geographic location of Executive’s employment.

(b) “Cause” shall mean termination by the Company of Executive’s employment based upon any of the following:

(i) conviction of a felony or a crime involving moral turpitude;

(ii) acts constituting gross negligence or willful malfeasance in the performance of her duties;

(iii) material failure to comply with the Company’s Code of Ethics or other material written policies or procedures; or

(iv) material failure, or refusal, to perform duties assigned or designated to the Executive by the Board of Directors (or any committee thereof) or the Chief Executive Officer of the Company, provided such duties are within the scope of a Chief Administrative or Chief Financial Officer.

The 30 day cure period provided by Section 1(a) shall apply to Sections 2(b)(ii), (iii) and (iv).

3. Payment of Wages, Earned Bonus and Benefits Through the Employment Termination Date. No later than the next regular payroll date following any termination of Executive’s employment pursuant to Section 1(b), the Company shall pay to Executive (i) her full base salary owed through the date that the termination of Executive’s employment becomes effective (the “Employment Termination Date”), (ii) any bonus declared but unpaid with respect to the last completed fiscal year of the Company preceding the Employment Termination Date, notwithstanding that the date on which such bonuses are normally paid to employees is after the Employment Termination Date, and (iii) an amount representing credit for any vacation earned or accrued by Executive but not taken. If, as of the Employment Termination Date, bonuses have not yet been declared by the Company with respect to the last completed fiscal year of the Company preceding the Employment Termination Date, any such bonus earned by Executive as a result of the established bonus plan targets being achieved shall be paid to Executive within thirty (30) days of the date such bonus is declared. The rates at which payments required under this Section 3 shall be calculated shall be at the rates in effect at the time written notice of termination (by the Company other than for cause or by Executive for Good Reason) is given, unless termination is pursuant to Section 2(a)(ii), then at the rates in effect immediately prior to the reduction in base salary, target bonus opportunity or benefits.

4. Benefits upon Termination.

(a) Upon the termination of the employment of Executive pursuant to Section l(b) hereof, Executive shall be entitled to receive all of the benefits specified in this Section 4(a) as follows:

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(i) In lieu of any further base salary, bonus payments or any other compensation or benefits payable to Executive for periods subsequent to Executive’s Employment Termination Date, and in full satisfaction of any claims for compensation or other benefits payable to her of any kind or nature before or after the Employment Termination Date (other than benefits payable to Executive under the Company’s Cash Balance Retirement Plan and the Company’s 401(k) Retirement Savings and Plan), the Company shall pay as severance pay to Executive (a “Severance Payment”) a lump-sum cash amount equal to (x) thirty-three (33) times Executive’s monthly base salary, plus (y) an amount equal to Executive’s target bonus for the fiscal year in which the Employment Termination Date occurs (the “Target Bonus”), multiplied by a fraction, the numerator of which is equal to the number of full months in the year in which Executive’s employment is terminated that have elapsed at the Employment Termination Date, and the denominator of which is twelve (12), provided that the Company’s performance criteria for the fiscal year are met on a pro-forma basis (using the Company’s actual performance through the end of the last full month prior to the Employment Termination Date and the Company’s latest internal projections for the remainder of the fiscal year for purposes of this determination), plus (z) an amount equal to the cost, as of the Employment Termination Date, to Executive to purchase coverage providing for the continuation of medical benefits provided by the Company to Executive and her family for a one year period under the federal law known as COBRA. The rates at which payments required under this Section 4(a)(i) shall be calculated shall be at the rates in effect at the time written notice of termination (by the Company other than for Cause or by Executive for Good Reason) is given, unless termination is pursuant to Section 2(a)(ii), then at the rates in effect immediately prior to the reduction in base salary, target bonus opportunity or benefits.

(ii) The Company shall also pay to Executive all reasonable legal fees and expenses incurred by Executive as a result of such termination of employment (including but not limited to all reasonable fees and expenses, if any, incurred by Executive in the review and negotiation of the Release of Claims (as defined in Section 4(a)(iv) below) and in seeking to obtain or enforce any right or benefit provided to Executive by this Agreement).

(iii) Notwithstanding any other agreement in existence between the Company and Executive, upon the Employment Termination Date all stock options or shares of restricted stock, restricted stock units or performance shares granted to Executive under the Scholastic Corporation Stock Incentive Plan of 2001, as amended, or Stock Incentive Plan of 2011, as amended, or otherwise owned or held by Executive (including but not limited to that purchased under the Management Stock Purchase Plan or any other plan or agreement) that were not vested as of the Employment Termination Date shall be immediately vested in Executive without further restriction (collectively the “Accelerated Equity Awards”). Executive shall be treated at that time as the unrestricted owner of such Company stock options and stock, subject to applicable constraints under federal and state securities laws. Restricted stock units that vest pursuant to this provision shall convert into stock as of the Employment Termination Date. As to all stock options vested as of the Employment Termination Date, as well as stock options that vest pursuant to this provision, Executive shall be entitled to exercise such stock options within ninety (90) days of the Employment Termination Date or any longer period of time provided under such plans or agreements as they pertain to an involuntary termination, but in no event beyond the expiration of the stated term of such stock options. All existing and future restricted stock unit agreements and stock option agreements in existence between the Company and Executive are hereby modified to or shall incorporate this provision.

(iv) The amounts due to Executive under subparagraph (i) of Section 4(a) shall be paid to Executive not later than the thirtieth (30th) business day following the Employment Termination Date, provided that (x) Executive has signed a general “Release of Claims” against the Company in such form and manner reasonably prescribed by the Company, (y) any revocation period to which Executive is entitled by

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law has expired before the end of the 30 business day period and (z) if the 30 business day period begins in one taxable year and ends in the second taxable year, the payment shall be made in the second taxable year. The Company shall deliver to Executive the Company’s form of Release of Claims sufficiently before the date for payment specified in this subparagraph, such that Executive is afforded such time as may be required by applicable statute or regulation to consider whether to sign the Release of Claims and whether to revoke or rescind such Release of Claims.

(v) All benefits and payments to Executive pursuant to this Section 4 shall be subject to any applicable income, payroll or other taxes required by law to be withheld.

(vi) For the avoidance of doubt, Executive shall not be entitled to the benefits provided in this Section 4 with respect to any termination by Executive that is not described in Section 1(b) or in the event that Executive’s employment shall terminate on account of death or disability.

5. Certain Covenants. (a) In consideration of the Company entering into this Agreement, Executive agrees for the benefit of the Company and its affiliates, as follows:

(i) Non-Disclosure of Confidential Information. Executive acknowledges that Executive has had or will have access to and gain knowledge of highly confidential or proprietary information or trade secrets pertaining to the Company or its affiliates, as well as the customers, suppliers, licensors, licensees, distributors or other persons and entities with whom the Company or any of its affiliates does business (“Confidential Information”), that this information was obtained or developed by the Company or its affiliates at great expense and is zealously guarded by the Company and its affiliates from unauthorized disclosure and that Executive’s possession of this special knowledge is due solely to Executive’s employment with the Company. In recognition of the foregoing, and in addition to any other obligations which Executive may have not to disclose Confidential Information, Executive will not, without the prior written consent of the Company, at any time following any termination of her employment pursuant to Section 1(b), disclose, use or otherwise make available to any third party any Confidential Information, including that relating to the Company’s or any affiliate’s business, products, services, customers, vendors or suppliers; trade secrets, data, specifications, developments, inventions and research activity; marketing and sales strategies, information and techniques; long and short term plans; existing and prospective client, vendor, supplier and employee lists, contacts and information; financial, personnel and information system information and applications; and any other information concerning the business of the Company or its affiliates which is not disclosed to the general public, or generally known in the industry, except for disclosure (x) required pursuant to Court or governmental order, lawful subpoena or otherwise by law, or (y) to Executive’s tax advisors or legal counsel who have agreed to maintain the confidentiality thereof. Confidential information does not include any information which was rightfully known by Executive prior to working for the Company or becomes generally available to the public through no fault of Executive. In the event Executive becomes or may become legally compelled to disclose any Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or other process or otherwise), Executive shall provide to the Company prompt prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, Executive shall furnish only that portion of the Confidential Information which she is advised by counsel is legally required to be disclosed, unless otherwise ordered and in that event, only to the extent ordered, and shall reasonably cooperate with the Company in its efforts to insure that confidential treatment shall be afforded such disclosed portion of the Confidential Information.

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(ii) Return of Property. By no later than the Employment Termination Date, Executive shall deliver to a designated Company representative all Confidential Information, including all copies, notes regarding and replications of such Confidential Information, as well as all records, documents, hardware, software and all other property of the Company or its affiliates and all copies of such property, in Executive’s possession in any media, including passwords and codes needed to obtain access or operate any device. Executive shall not retain any copies, duplicates, reproductions or excerpts in any form whatsoever. Executive acknowledges and agrees that all such materials are the sole property of the Company or its affiliates and that Executive will certify in writing to the Company at the time of delivery that Executive has complied with this obligation.

(iii) Non-Solicitation of Employees. Executive specifically acknowledges that the Confidential Information described in Section 5(a) also includes confidential data pertaining to employees and agents of the Company or its affiliates, and, in addition to any other obligations which Executive may have regarding non-solicitation of employees, Executive further agrees that for twelve (12) months following any termination of her employment pursuant to Section 1(b), Executive will not, without the prior written consent of the Company, directly or indirectly, on Executive’s own behalf or on behalf of any other person or entity, solicit, contact, approach, encourage, induce or attempt to solicit, contact, approach, encourage or induce any of the employees or agents of the Company or its affiliates to terminate their employment or agency with the Company or any of its affiliates.

(b) No Disparaging Statements. In consideration of the parties entering into this Agreement, Executive and the Company agree for the benefit of the Company and its affiliates and Executive, as the cases may be, that, from and after any termination of Executive’s employment pursuant to Section 1(b), (i) the Company and/or the Chief Executive Officer will not make, and agree to use their reasonable best efforts to cause the Company’s executive officers, directors and spokespersons of the Company to refrain from making, any public statements (or authorizing any statements to be reported as being attributed to the Company), that are critical, derogatory or which may tend to injure the image, reputation or business of Executive or impugn the character, integrity or ethics of Executive, and (ii) Executive agrees to refrain from making any public statements (or authorizing any statements to be reported as being attributed to Executive) that are critical, derogatory or which may tend to injure the image, reputation or business of the Company and its management or impugn the character, integrity or ethics of the Company and its management. Executive’s resignation from the Company shall be announced in a notice to employees of the Company and a press release. The Company agrees to consult with Executive about the contents of the press release as it affects Executive; provided, however, that the Company shall make such statements and disclosures to regulatory authorities concerning Executive’s employment, including the severance and other financial arrangements between Executive and the Company, as may be required in the sole judgment of the Company.

(c) Remedies for Breach of These Covenants. Any breach of the covenants in this Section 5 likely will cause irreparable harm to the Company or its affiliates or Executive, as the case may be, for which money damages could not reasonably or adequately compensate. Accordingly, the Company or any of its affiliates or Executive, as the case may be, shall be entitled to seek injunctive relief (whether temporary, emergency, preliminary, prospective or permanent) to enforce such covenants, in addition to damages and other available remedies, and Executive and the Company consent to the issuance of such an injunction without the necessity of the Company or any of its affiliates or Executive posting a bond. In the event that injunctive relief or damages are awarded for any breach of this Section 5, Executive and the Company further agree that the Company and its affiliates or Executive, as the case may be, shall be entitled to recover its or her costs and attorneys’ fees necessary to obtain such recovery. In addition, Executive agrees that upon Executive’s breach of any covenant in this Section 5, all unexercised options issued under any

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stock option plans of the Company will immediately terminate and the Company shall have the right to exercise any and all of the rights described above.

(d) Conditions and Limitations.

(i)	Executive’s obligation to comply with subsection 5(a)(iii) is contingent upon Company’s compliance in all material respects with its payment and other obligations pursuant to this Agreement;
(ii)	Subject to Section 5(d)(i), Executive’s compliance with Section 5 is a material condition to her receipt of benefits described in Section 4 of this Agreement; and
(iii)	Nothing in this Section 5 shall be interpreted to preclude Executive from working for a competitor of Company and/or its affiliates. Engaging in ordinary business practices competitive with Company or its affiliates shall not be deemed a violation of Section 5 provided that Executive is not in breach of subsection 5(a)(i) in engaging in such practices.

6. Reimbursement of Attorneys’ Fees. The Company shall reimburse Executive for reasonable attorneys’ fees and costs incurred by Executive in the review, negotiation and preparation of this Agreement.

7. Assignment; Successors.

(a) This Agreement is personal to Executive, and Executive may not assign or transfer any part of her rights or duties hereunder, or any compensation due to her hereunder, to any other person. Notwithstanding the foregoing, this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

(b) For all purposes under this Agreement, the term “Company” shall include any successor to all or substantially all of the Company’s business and/or assets or which becomes bound by the terms of this Agreement by operation of law.

8. Modification; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9. Notice. All notices, requests, demands and all other communications required or permitted by either party to the other party by this Agreement (including, without limitation, any notice of termination of employment) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party, as first written above (directed to the attention of the Board of Directors and Corporate Secretary in the case of the Company). Either party hereto may change its address for purposes of this Section 9 by giving 15 days’ prior notice to the other party hereto.

10. Severability. If any term or provision of this Agreement or the application hereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12. Governing Law. This Agreement has been executed and delivered in the State of New York and shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of New York.

13. Headings; Effect of Agreement; Entire Agreement. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The Company and Executive understand and agree that this Agreement is intended to reflect their agreement only with respect to payments and benefits upon termination in certain cases and is not intended to create any obligation on the part of either party to continue employment. This Agreement supersedes any and all other oral or written agreements or policies made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof; provided that, except as specifically set forth in Section 4(a)(iii), this Agreement shall not supersede or limit in any way Executive’s rights under any benefit plan, program or arrangements in accordance with their terms.

14. 280G Cap. (a) Upon the Company’s termination of Executive without Cause or the Company’s receipt of notice from Executive pursuant to Section 2(a) of the occurrence of a Good Reason Event, either of which follows a change in ownership or control of the Company for purposes of Section 280G of the Internal Revenue Code, as amended (the “Code”), the Company shall cause its independent auditors and/or tax counsel (selected by the Company but reasonably acceptable to Executive) to promptly review and determine, at the Company’s sole expense, whether any of the Total Payments (as defined in Section 14 (b) below) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 14, be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), or any interest or penalties with respect to such tax, by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such excise tax, together with interest and penalties, are hereafter collectively referred to as the “Excise Tax”). If so, the Total Payments shall be reduced to the amount that is One Dollar ($1.00) less than the smallest sum that would subject Executive to the Excise Tax; provided, however, that the Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 280G.

(b) As used herein, “Total Payments” shall mean, collectively, any payment or benefit received or to be received by Executive in connection with a Good Reason Event following a change in ownership or control of the Company or termination of Executive’s employment (whether payable pursuant to the terms of this Agreement or any other plan, contract, agreement or arrangement with the Company, with any person whose actions result in a change in ownership or control of the Company or with any person constituting a member of an “affiliated group” as defined in Section 280G(d)(5) of the Code) with the Company or with any person whose actions result in a change in ownership or control of the Company; provided however, for purposes of calculating Total Payments, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment of the Severance Payment shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which in the written opinion of tax counsel selected by the Company and acceptable to Executive does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the

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Code; (iii) the value of any benefit provided by Section 4(a)(iii) of this Agreement with respect to Accelerated Equity Awards shall, to the extent required by Section 280G of the Code, be taken into account in computing Total Payments; and (iv) the value of any other non-cash benefit or of any deferred cash payment included in the Total Payments shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

Any determinations required under Sections 14 and 15 shall be made in writing in good faith by the Company’s auditors and/or tax counsel, at the Company’s sole expense, which writings shall include a detailed explanation for such determinations and/or supporting calculations to the Company and Executive as requested by the Company or the Executive.

15. Section 409A. (a) The parties intend that all payments and benefits under this Agreement comply with Section 409A of the Code and the regulations promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted by law, this Agreement shall be interpreted in a manner in compliance therewith. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b) No amount of nonqualified deferred compensation under Section 409A shall be payable upon a termination of Executive’s employment unless such termination constitutes a “separation from service” with the Company under Section 409A. To the maximum extent permitted by applicable law, amounts payable to Executive shall be made in reliance upon the exception for certain involuntary terminations under a separation pay plan or as a short-term deferral under Section 409A. To the extent any amounts payable upon Executive’s separation from service are nonqualified deferred compensation under Section 409A, and if Executive is at such time a “specified employee”, then to the extent required under Section 409A payment of such amounts shall be postponed until six (6) months following the date of Executive’s separation from service (or until any earlier date of Executive’s death), upon which date all such postponed amounts shall be paid to Executive in a lump sum. The determination of whether Executive is a specified employee at the time of Executive’s separation from service shall be made in good faith by the Company in accordance with Section 409A.

(c) To the extent that reimbursements or other in-kind benefits under this Agreement constitute nonqualified deferred compensation, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) For purposes of Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Any other provision of this Agreement to the contrary notwithstanding, in no event shall any payment or benefit under this Agreement that constitutes nonqualified deferred compensation for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name by a duly authorized officer, and Executive has hereunto set her hand, all as of the date first written above.

SCHOLASTIC CORPORATION

By:	/s/ Richard Robinson
Name: Richard Robinson
Title: Chairman, President and
Chief Executive Officer
Date: September 26, 2013

EXECUTIVE

/s/ Maureen O’Connell
Maureen O’Connell
Date: September 26, 2013

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